EXHIBIT 99.23(j)


                       [LETTERHEAD OF COHEN MCCURDY LTD]

            Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated November 3, 2005 on the financial statements of the TrendStar Funds, consisting of the TrendStar Small-Cap Fund and the TrendStar American Endeavor Fund, as of September 30, 2005 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment No. 2 to TrendStar Investment Trust's Registration Statement on Form N-lA (File Nos. 811-21405 and 333-107192.)


Cohen McCurdy, Ltd.
Westlake, Ohio
January 27, 2006